Exhibit 99.1

MAM Software Group Announces a New Member of the Board of Directors

Tankersley Barnsley, England, May 18, 2012 -MAM Software Group, Inc. (OTC Bulletin Board: MAMS), a leading provider of business automation and ecommerce solutions for the automotive aftermarket, announced today the appointment of Peter H. Kamin to the Board of Directors.

Mr. Kamin is the founder and Managing Partner of 3K Limited Partnership. For the previous 11 years, Mr. Kamin was a founding member and Managing Partner of ValueAct Capital. Prior to founding ValueAct Capital in 2000, Mr. Kamin founded and managed Peak Investment L.P. Peak was a limited partnership, organized to make investments in a select number of domestic public and private companies.

Mr. Kamin is presently a Director of Abatix Corp, Aldila Inc., Rand Worldwide, Inc., Rockford Corporation, and several privately held companies. Mr. Kamin has previously served as a Director of Seitel, Inc., KAR Holdings, LeCroy Corp., Hanover Compressor, Exterran, Sirva, Inc., Insurance Auto Auctions, Inc., OneSource Information Services, Inc., Data Transmission Network, TFC Enterprises, Eskimo Pie, ACME United Corp, Hi-Port Industries, Paragon Technologies, Inc., and numerous privately held companies. Mr. Kamin holds a BA from Tufts University and an MBA from Harvard’s Graduate School of Business.

Gerald M. Czarnecki, MAM Software Group Inc.’s Chairman, stated: “We are very pleased to welcome such a successful businessman and investor to our Board. As we continue to grow MAM we look forward to Peter’s participation and input.” Peter H. Kamin added, “I am looking forward to joining the Board, and assisting management and the Board to further capitalize on their success in the automotive aftermarket as well as the expansion into other industry verticals.”

About MAM Software Group, Inc.

MAM Software Group, Inc. (OTC Bulletin Board: MAMS) is a supplier of business and ERP supply chain management solutions to automotive parts manufacturers, distributors and retailers. MAM Software Group provides the automotive aftermarket with a combination of business management systems, information products, and online services that together deliver benefits for all parties involved in the timely repair of a vehicle. For further information, please visit http://www.mamsoftwaregroup.com/.

Contact: Charles F. Trapp, Executive Vice President and Chief Financial Officer 610-336-9045 ext. 240

Maple Park, Maple Court

Tankersley, S75 3DP UK

Tel : +44 (0) 1244 311794